August 28, 2019

Alexander M. Ioffe
At the address on file
Dear Alex:
Virtu Financial Operating LLC, a Delaware limited liability company (together with all parents, affiliates and subsidiaries as the "Company"), is pleased to offer you the position of Chief Financial Officer, reporting to the Company’s CEO, with a start date that is anticipated to be September 30, 2019, but no later than December 31, 2019 (the “Start Date”). This agreement is intended to describe the terms and conditions of our employment agreement, effective your Start Date, and to welcome you to the Company.

This is a full-time regular position, and you agree to devote substantially all of your business time and attention to the business of the Company and, where appropriate, its affiliates; provided, that, to the extent such activities do not significantly interfere with the performance of your duties, you shall be permitted to (i) manage your personal, financial and legal affairs and (ii) serve on civic or charitable boards and committees of such boards; provided, further, that you shall be permitted to continue to be engaged in, or provide services to, the businesses and activities set forth on Exhibit A in a manner consistent with your current time and attention commitment to such activities.

Your starting salary will be the semi-monthly equivalent of $500,000 per year, payable in accordance with our normal payroll procedures and may be increased (but not decreased) on an annual basis as determined by the CEO together with the Compensation Committeee (as defined below) in its sole discretion (such salary, as may be increased, the “Annual Salary”). For the avoidance of doubt, the position is exempt from any and all overtime laws.

Subject to the following paragraph, you will also be eligible for discretionary bonuses, in the sole and absolute discretion of the Company. You understand that, except as set forth below, all bonuses are discretionary and are not considered earned until final approval by the Company, and you must be an employee of the Company or one if its affiliates on the date that bonuses are paid by the Company for such year in order to be eligible for any bonus for such period.

You will be eligible to receive a $1,500,000 guaranteed bonus for the 2019 performance year (your start date to December 31), which will be paid to you on December 31, 2019 (the “2019 Bonus”) 50% in cash and 50% in shares of Class A common stock of Virtu (“Stock”). With respect to the years ended December 31, 2020, December 31, 2021 and December 31, 2022, you will be eligible to receive an annual bonus with a target amount and a maximum amount, based on the achievement of annual performance targets established in the sole and absolute discretion of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Virtu Financial, Inc. (“Virtu”) together with the Company’s CEO, in each case provided you are in Virtu’s employment on the date such bonus is paid and that no notice to terminate your employment has been given or received by that date. The target and maximum amounts with respect to the year ended December 31, 2020 shall be $1,750,000 and $2,500,000, respectively, and the target and maximum amounts with respect to the years ended December 31, 2021 and December 31, 2022 shall be $1,500,000 and $2,500,000, respsectively. Thereafter, you will be eligible for discretionary performance bonuses. Any discretionay bonus payable (other than for 2019, which will be paid as described above) may be paid in a combination of cash and long-term equity, and the proportion between cash and long-term equity will be entirely within the discretion of the Company but is expected to be paid 40% in cash and 60% in stock and restricted stock units in Virtu, which shall be subject to the terms and conditions of the Amended and Restated 2015 Virtu Financial, Inc. Management Incentive Plan (as the same may be amended or amended and restated from time to time, the “Plan”) and a separate award agreement. Any performance bonus will be paid at a time such that it qualifies as a “short-term deferral” under Section 409A.

In addition, commencing with calendar year 2020, you shall be eligible to receive an equity award at the beginning of each calendar year during your employment (each such grant, an “ Annual Equity Award ”) as determined by the Compensation Committee together with the Company’s CEO. It is the current intention of the Board that such Annual Equity Award will be in the form of restricted shares of Stock; 50% of such shares shall vest on the last day of the calendar year to which such award relates and the remaining 50% shall vest on the last day of the subsequent calendar year, subject in all cases to your continued employment through the applicable vesting date.

Shortly following the commencement of your employment with the Company, you will be granted restricted stock units of Virtu in an amount equal to $3,000,000 divided by the per share issue price (as defined in the applicable award agreement) on the Start Date which is granted in recognition of equity forfeited in connection with your departure from you prior employer and is vesting in three equal annual installments on each of the first three anniversaries of the Start Date (the “Sign On RSU”). The Sign On RSU will be issued pursuant to the Plan and will be subject to the terms and conditions of the Plan and a separate award agreement attached hereto as Exhibit B, which shall include the approval of the Compensation Committee, and which shall also provide that in the event of your termination other than for Cause or resignation for Good Reason (x) the next scheduled vesting installment prorated for the number of days elapsed during the applicable vesting period, plus (y) the full next installment of RSUs scheduled for vesting, if any, shall together be deemed vested immediately upon such termination (the “Sign On RSU Acceleration”).

In addition, after any applicable waiting period, you will be eligible for all employee benefits offered by the Company to employees in similar positions, provided that your paid time off shall be five weeks per year per annum. The Company retains the right to modify or change its benefits and compensation policy from time to time, as it deems necessary, other than those provided for you in this employment agreement. The Company also retains the right to assign your employment agreement to a Company affiliate, subject to the terms and conditions of this Agreement. Within 30 days of your Start Date, the Company will reimburse you for legal fees incurred in connection with your commencement of employment including the negotiation and drafting of this Agreement and advice with respect thereto and the related Exhibits up to a maximum of Twenty Thousand Dollars ($20,000), which amounts may be reimbursed to you or paid directly to the service provider, in each case upon presentation of invoices.

At-Will Employment Agreement

Either Virtu or you may terminate your employment at any time for any reason, or for no reason, by giving at least 60 days’ prior notice to the other, except for immediate termination by Virtu for Cause (defined below), as specified below, or your resignation for Good Reason under the rules provided below for such resignation.  During that 60-day period, Virtu may require you to assist in a transition of your duties to others, or to be on paid leave or not to report to work at Virtu or perform any work duties, or be paid in lieu.  Your employment may be terminated by Virtu for Cause immediately upon written notice to you, subject to the cure provisions below.

This at-will employment relationship cannot be modified by any express or implied contract, either orally or in writing, except as described below. The at-will relationship also cannot be modified by any Company policies, procedures or practices, nor by any subsequent promotions, increases in compensation, performance evaluations, or changes in job duties. The at-will employment relationship will apply to each position you hold with the Company and can only be amended by an express written agreement signed by an authorized Company officer explicitly stating that your employment is no longer at-will.

Compensation When Employment Ends.
When your employment ends, irrespective of the reason, the Company shall pay you: (i) unpaid salary earned through the date of termination; (ii) compensation at the rate of the salary for any vacation time earned but not used as of the date your employment terminates in accordance with Company policies as then in effect; (iii) reimbursement, in accordance with the Company’s policies and procedures, for business expenses incurred by you but not yet paid to you as of the date your employment terminates; (iv) without duplication the and (iv) all other payments, benefits or fringe benefits to which you are entitled under the terms of the applicable arrangements and/or applicable law (all of the foregoing clauses (i)-(iv) collectively, the “Accrued Obligations”).
Termination of Employment Without Cause or for Good Reason; Death.
If (1) the Company terminates your employment without Cause, or (2) you resign for Good Reason, then you shall also receive the following termination payments and benefits on or beginning with the first payroll whose cutoff date follows the date your employment ends or according to such timing as otherwise set forth below (collectively, the “Severance Benefits”):
(i)an amount equal to the sum of twelve (12) months’ Annual Salary, at the rate in effect immediately prior to termination (or, if higher, the highest rate in effect within the preceding six months) and any then unpaid guaranteed bonuses in accordance with the terms of this Agreement, payable in a single lump sum on the next payroll date whose cutoff follows the day the Release (as defined below) becomes irrevocable (or, if earlier, within five business days folloing irrevocability), except where payment is delayed according to the timing relating to the Release Period as set forth below or pursuant to Section 409A (as defined below) (such date, the “Severance Payment Date”);
(ii)in addition to the Accrued Obligations, any bonus that the Company had definitively determined to pay to you and which was authorized and approved in accordance with the Company’s policies and procedures but which had not yet been paid to you as of the date of your termination, payable in a lump sum at the same date as provided under clause (i) above;
(iii)the Sign On RSU Acceleration; and
(iv)the employer portion of COBRA continuation coverage for you and any covered dependents will continue to be paid in accordance with the Company’s regular payroll practices, so long as you have not become actually covered by the medical plan of a subsequent employer during any such month and are otherwise entitled to COBRA continuation coverage, with such payments for up to a maximum of twelve (12) months following the date of termination. After such period, you are responsible for paying the full cost for any additional COBRA continuation coverage to which you are then entitled.
If such termination without Cause or resignation for Good Reason is upon or within 12 months following a Change in Control (as defined in the Plan as of the date hereof) or such termination is in anticipation of a Change in Control towards which material steps have been taken at the time of such termination and such Change in Control actually occurs, you will also receive a pro-rated bonus at target in cash for the year of termination (based on days of employment elapsed in such year) and a further bonus component in cash (the “Change in Control Bonus”) consisting of the highest of (w) the target bonus for the year of termination (and if no target bonus has been established for such year, the most recent year for which a target bonus was established), (x) the prior year’s actual discretionary bonus, or (y) the average of the two prior year’s actual discretionary bonuses. For the avoidance of doubt, the discretionary bonus shall include amounts whether paid in cash, stock, restricted stock units or other consideration. All payments under this paragraph will be paid in a single lump sum on the Severance Payment Date except for those described in clause (B), which shall continue to be paid in accordance with the Company’s regular payroll practice.
If your employment ends as a result of death or disability (under the applicable long-term disability plan), your estate or designated beneficiaries will receive the target bonus for the year of death, in addition to the Accrued Obligations, the Sign On RSU and the 2019 Bonus (to the extent not already paid).
Notwithstanding anything else herein to the contrary, the Company’s obligation to pay the Severance Benefits and the Change in Control Bonus shall be conditioned on the receipt of a customary release and waiver of all claims (the “Release”) in a form substantially consistent with the Company’s form separation agreement. Such release and waiver must be executed and become irrevocable within sixty (60) days following the date your employment ends (the”Release Period”). If such Release Period ends in the calendar year subsequent to the calendar year in which your employment ends and any Severance Benefits or the Change in Control Bonus is subject to Section 409A, payment of such covered amounts will not be made earlier than the first business day of that subsequent year.
For purposes of this agreement, “Cause” means that any of the following occurs:

(i)
You are convicted of, or plead guilty or nolo contendere to, any felony or you commit any fraudulent or illegal act with regard to the Company or its employees, independent contractors, officers, members or managers;

(ii)	You are repeatedly intoxicated or under the influence of illegal substances while performing your employment duties;

(iii)
You do not have any necessary license or regulatorily required qualification, or become subject to a decree or order, in each case, from a regulatory agency, in each case, that prevents you from working for the Company;

(iv)
You (A) violate any material regulatory or trading policy, procedure, requirement, rule or regulation of the Company, any exchange, regulatory agency or self-regulatory body with authority to govern or regulate you or the Company, (B) violate any material obligation or are in breach of any representation in this Agreement (including for the avoidance of doubt any exhibit hereto), or (C) violate any material written company policy as stated in the Company’s employee policy manual (as amended or revised by the Company from time to time) or the Company’s Code of Conduct and Ethics; provided, that any act, or failure to act, based upon the instructions of the Board or the Chief Executive Officer or reasonably based upon the written advice of counsel for the Company shall not be considered a violation under clauses (A) or (C) herein;

(v)	You intentionally and wrongfully damage material assets of the Company;

(vi)	You intentionally and wrongfully disclose material confidential information of the Company; or

(vii)
You intentionally and wrongfully engage in any competitive activity which constitutes a material breach of this Agreement, the Proprietary Invention Assignment, Noncompetition and Confidentiality Agreement, and/or a breach of your duty of loyalty;

provided that Cause shall not apply to any act or omission described above unless the Company provides written notice of the act or omission (which, except in the case of an allegation of Cause that is subject to cure, may be provided at the time of termination) and, with respect to clauses (iii), (iv), or (vi), if curable, the act or omission is cured within 10 days after receipt of such notice and does not recur within 180 days after the initial act or omission.
For purposes of this agreement, “Good Reason” means:

(i)
that you, without your express, written consent, have incurred an adverse change in your title or reporting relationship such that you no longer report to the Chief Executive Officer of the ultimate parent company of Virtu or a material reduction in authority, duties or responsibilities at the Company or a successor employer relative to your authority, duties or responsibilities as of your Start Date (with respect to a termination in connection with a Change in Control, relative to your authority, title, duties or responsibilities immediately prior to the Change in Control) or are being required to report other than to the CEO or the Board or a material reduction in your Annual Salary;

(ii)	that you, without your express, written consent, have suffered a material breach of this Agreement by the Company or a successor employer; or

(iii)
that you, without your express, written consent, have been required to relocate or perform your primary services (other than through routine and reasonable travel) more than thirty (30) miles from your then current place of employment in order to continue to perform the duties and responsibilities of your position.

Your termination of employment will not be for Good Reason unless (1) you notify the Company in writing of the existence of the condition that you believe constitutes Good Reason within 30 days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (3) so long as the Company acknowledges in writing the existence of Good Reason, you actually terminate employment within 30 days following the expiration of the Remedial Period and before the Company remedies such condition. If the Company does not acknowledge in writing the existence of Good Reason, you shall only be required to resign for Good Reason within two years of the end of the Remedial Period.

To the extent (i) any payments to which you become entitled under this agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company, constitute deferred compensation subject to Section 409A of the Internal Revenue Code (“Section 409A”) and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A) with the Company and (ii) the date of your death following such separation from service, provided, however, that such deferral shall be effected only to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty-percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that (i) all payments hereunder are exempt from Section 409A to the maximum permissible extent and, (ii) for any payments where such construction is not tenable, so that those payments comply with Section 409A to the maximum permissible extent. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. All references to termination of employment or similar terms shall be deemed to mean separation from service within the meaning of Section 409A. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (y) the Company will reimburse you for expenses for which you are entitled to be reimbursed on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred or, if earlier, within 30 days after you have substantiated the expense, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

Company Policies and Agreements

As an employee of the Company, you will be expected to abide by the Company's rules, regulations, policies and practices as implemented or modified by the Company from time to time. You represent to the Company that you are fully qualified and have (or will promptly obtain) all required licenses and permits to perform your duties. You will not perform any duties that require licensing or permits until you have obtained the necessary licenses or permits.
In addition, as a condition of your employment, we will ask you to sign a Proprietary Invention Assignment, Noncompetition and Confidentiality Agreement attached hereto (the “Proprietary Agremeent”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company. Further, you will also be required to submit satisfactory documentation regarding your identification and right to work in the United States no later than three days after your employment begins.

Mutual Arbitration

You and the Company both knowingly and voluntarily agree to a pre-dispute arbitration clause so that should any controversy or dispute arise in connection with your employment, the cessation of your employment or the interpretation of this agreement, you and the Company agree to the arbitration of any and all such claims at a site in New York, before a neutral panel of the American Arbitration Association or JAMS, as dictated by the underlying facts and circumstances giving rise to your claim(s). In the course of any arbitration pursuant to this agreement, you and the Company agree: (a) to request that a written award be issued by the panel, and (b) that each side is entitled to receive any and all relief they would be entitled to receive in a court proceeding, except that you agree to waive any claim or right you may have for punitive or other indirect or consequential damages. YOU AND THE COMPANY KNOWINGLY AND VOLUNTARILY AGREE TO ENTER INTO THIS ARBITRATION CLAUSE AND TO WAIVE ANY RIGHTS THAT MIGHT OTHERWISE EXIST TO REQUEST A JURY TRIAL OR OTHER COURT PROCEEDING, EXCEPT THAT YOU AGREE THAT THE COMPANY MAY SEEK AND OBTAIN FROM A COURT ANY INJUNCTIVE OR EQUITABLE RELIEF NECESSARY TO MAINTAIN (AND/OR TO RESTORE) THE STATUS QUO OR TO PREVENT THE POSSIBILITY OF IRREVERSIBLE OR IRREPARABLE HARM PENDING FINAL RESOLUTION OF MEDIATION, ARBITRATION OR COURT PROCEEDINGS, AS APPLICABLE. The agreement between you and the Company to arbitrate disputes includes, but is not limited to, any claims of unlawful discrimination and/or unlawful harassment under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the New York Civil Rights Laws, the New York Executive Law, the New York City Human Rights Law, or any other federal, state of local law relating to discrimination in employment and any claims relating to wage and hour claims and any other statutory or common law claims. If you are deemed an associated person under FINRA’s rules, this agreement does not prohibit or restrict you from filing an arbitration claim in the FINRA arbitration forum as specified in FINRA rules.

Offset and Mitigation.
No payments due you hereunder shall be subject to any offset for obligations owed by you to the Company or its affiliates (except as required by applicable law). In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement.
Indemnification
The Company will indemnify you to the fullest extent permitted by law and the Company’s articles of incorporation, bylaws and/or other organizational documents.
280G Cutback

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm shall determine that receipt of all Payments would subject you to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of Agreement Payments meets the definition of “Reduced Amount.”  If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Agreement Payments shall be reduced to such Reduced Amount.

(b)   If the Accounting Firm determines that the aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give you notice to that effect and a copy of the detailed calculation thereof, and you may then elect, in your sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Agreement Payments equals the Reduced Amount).  All determinations made by the Accounting Firm under this Paragraph shall be binding upon the Company and you.  In connection with making determinations under this Paragraph, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by you before or after the Change in Control, including any non-competition provisions that may apply to you and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

(c)  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for your benefit pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for your benefit pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for your benefit shall be repaid by you to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which you are subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for your benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. All fees and expenses of the Accounting Firm in implementing the provisions of this Paragraph shall be borne by the Company.

(d)   Definitions.  The following terms shall have the following meanings for purposes of this Paragraph. (1)  A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise; (2)  “Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Paragraph); (3)  “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as you shall certify, in your sole discretion, as likely to apply to you in the relevant tax year(s); (4)  “Accounting Firm” shall mean the Company’s regular auditor, unless you object to the use of that auditor, in which event the auditor shall be an independent auditor or other independent professional services organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code selected by the Company and reasonably acceptable to you, which auditor shall not, without your consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control (the “Auditor”); (5)  “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment; and (6) “Reduced Amount” shall mean the amount of Agreement Payments that (x) has a Present Value that is less than the Present Value of all Agreement Payments and (y) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Agreement Payments were any other amount that is less than the Present Value of all Agreement Payments.

Verification of Resume and Job Application

You hereby certify that the information contained in your resume and on any documents or in any statements that you have provided to the Company is true and correct to the best of your knowledge. You further authorize the Company to have such information verified and to contact individuals concerning your previous employment and any other pertinent information that they may have. Further, you release the Company from any and all liability for any damages that may result from receipt of such information to the Company as well as from any use or disclosure of such information by the Company or any of its agents, employees, or representatives. You understand that any falsification or material omission of information on your job application may result in your failure to receive an offer or, if you are hired, your immediate dismissal from employment, and that this offer is subject to revocation in the event that you have provided fraudulent information during the hiring process, or we discover adverse information in the course of our background check.

You also understand that all offers of employment are conditioned on the Company’s receipt of satisfactory responses to reference requests, the provision of satisfactory proof of your identity and legal authority to work in the United States, and completion of a satisfactory background check.

To the extent set forth in the attached Proprietary Invention Assignment, Noncompetition and Confidentiality Agreement, you agree to keep confidential any non-public information regarding the Company, its members, officers, directors, employees or independent contractors and that you will not disclose any confidential proprietary information or trade secrets acquired during your employment with the Company and that this obligation shall continue after your employment with the Company ends.

This agreement and the Proprietary Invention Assignment, Noncompetition and Confidentiality Agreement, incorporated by reference herein, set forth the terms of your employment with the Company and supersede any and all prior and contemporaneous negotiations, representations, understandings and agreements, express or implied, whether written or oral. This agreement may not be modified or amended, except by a written agreement signed by you and a Company officer.

If you have any questions regarding your employment here at the Company, please feel free to call me at (212) 418-0111.

Alex, we are excited about you joining our team. We all look forward to working with you!

Very truly yours,

/s/ Douglas A. Cifu
Douglas A. Cifu
Chief Executive Officer

AGREED TO AND ACCEPTED:

Signature:     /s/ Alexander Ioffe__________

Print Name:     _Alexander Ioffe____________

Date:         _August 31, 2019____________

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